Exhibit 99.1

Intersect ENT Reports Fourth Quarter and Year 2015 Results

Full Year Revenue Increased 60% Year Over Year; Gross Margin at 80%

MENLO PARK, Calif.—February 23, 2016 — Intersect ENT Inc. (NASDAQ:XENT), a company dedicated to improving the quality of life for patients with ear, nose and throat conditions, today reported financial results for the fourth quarter and year ended December 31, 2015.

•	Fourth quarter revenue was $18.8 million, representing a 40% increase over the fourth quarter 2014.

•	Full year 2015 revenue was $61.6 million, representing a 60% increase over full year 2014.

•	Fourth quarter gross margin was 80% compared to 78% in the fourth quarter 2014 and full year 2015 gross margin was 80% compared to 74% for the full year 2014.

During 2015, Intersect ENT also achieved several clinical milestones, including:

•	Submission of a premarket approval supplement to the U.S. Food and Drug Administration (FDA) to seek approval to expand the indication of the PROPEL® mini steroid releasing implant to the treatment of patients following frontal sinus surgery. Preliminary results for the 80 patients in the PROPEL mini cohort of the PROGRESS study, announced in August 2015, showed that the study met its primary efficacy endpoint, demonstrating a statistically significant 38% relative reduction in the need for post-operative interventions such as additional surgical procedures or need for oral steroid prescription, compared to surgery alone. The device placement success rate was 100% and there were no device-related adverse events.

•	Initiation of enrollment in July 2015 of the second cohort of 80 patients in the PROGRESS study evaluating NOVA, an investigational bioabsorbable steroid releasing implant. This study is a prospective, randomized blinded multicenter trial to assess the safety and efficacy of NOVA when used following frontal sinus surgery.

•	Continued enrollment of patients in RESOLVE II, a 300-patient pivotal Phase III clinical study of the RESOLVE investigational steroid releasing implant designed to treat patients with recurrent sinus obstruction in the office setting.

“We were pleased to have accomplished so much in 2015, from enabling over 100,000 patients to benefit from the use of PROPEL in sinus surgeries to achieving important milestones in all our clinical programs,” stated Lisa Earnhardt, president and CEO of Intersect ENT. “The high growth we achieved in 2015 reflects the value placed on the use of PROPEL, and we continue to strive to improve the quality of life for chronic sinusitis patients through expanding the use of our current products and advancing our pipeline.”

Fourth Quarter Financial Results

Revenue for the fourth quarter of 2015 increased 40% to $18.8 million from $13.4 million for the same period of 2014. This increase is attributable to higher unit sales via the acquisition of new accounts and driving adoption with existing customers. Gross margin for 2015 was 80%, up from 78% for 2014. This increase in gross margin was due primarily to spreading the company’s manufacturing costs over higher production volumes.

R&D expenses increased 70%, to $4.4 million for the fourth quarter of 2015 from $2.6 million for the same period of 2014. This increase resulted largely from the company expanding its clinical trials. SG&A expenses increased 43%, to $16.5 million for 2015 from $11.5 million for 2014. This increase resulted primarily from an increase in sales and marketing headcount.

Net loss for the fourth quarter of 2015 was $5.7 million compared to $3.7 million for the same period of 2014. Fourth quarter basic and diluted EPS was $(0.20) per share compared to $(0.16) for the same period of 2014.

2015 Financial Results

Revenue for the year ended December 31, 2015 increased 60% to $61.6 million from $38.6 million for the same period of 2014. This increase is attributable to higher unit sales via acquisition of new accounts and expanded adoption by existing customers, and was supported by expansion of the company’s sales force. Gross margin for 2015 was 80%, up from 74% for 2014. The increase in gross margin was due primarily to spreading the company’s manufacturing costs over higher production volumes.

R&D expenses increased 61%, to $16.6 million for 2015 from $10.3 million for 2014. This increase resulted largely from the company expanding its clinical trials. SG&A expenses increased 65%, to $59.6 million for 2015 from $36.1 million for 2014. This increase resulted primarily from an increase in sales and marketing headcount as well as expenses associated with being a public company.

Net loss for the full year 2015 was $26.6 million compared to a net loss of $18.4 million for the full year 2014. Full year 2015 basic and diluted EPS was $(1.02) per share compared to $(1.61) for the full year 2014.

Cash, cash equivalents and short-term investments totaled $124.3 million as of December 31, 2015.

Conference Call

Intersect ENT will host a conference call today at 4:30 p.m. ET to discuss its fourth quarter 2015 results and business outlook. To access the conference call via the Internet, go to the “Investors” section of the company’s web site at www.intersectENT.com. To access the live conference call via phone, dial 1-866-652-5200 and ask to join the Intersect ENT call. International callers may access the live call by dialing 1-412-317-6060.

A replay of the conference call may be accessed that same day after 8:00 p.m. ET at www.intersectENT.com or via phone at 1-877-344-7529 or 1-412-317-0088 for international callers. The reference number to enter the replay of the call is 10079597. The dial-in replay will be available for a week after the call and via the Internet for approximately one month.

About Intersect ENT

Intersect ENT, Inc. is dedicated to improving the quality of life for patients with ear, nose and throat conditions. The company markets two steroid releasing implants, PROPEL and PROPEL mini, clinically proven to improve surgical outcomes for patients with chronic sinusitis undergoing ethmoid sinus surgery. In addition, Intersect ENT is developing new steroid releasing implants designed to provide ENT physicians with even more customized options to treat patients with chronic sinusitis less invasively and more cost effectively. Chronic sinusitis is an inflammatory condition leading to debilitating symptoms and chronic infections, and is one of the most costly conditions to U.S. employers.

The NOVA and RESOLVE implants are investigational products and are not available for sale.

Forward-Looking Statements

The statements in this press release regarding Intersect ENT’s continued growth are “forward-looking” statements. These forward-looking statements are based on Intersect ENT’s current expectations and inherently involve significant risks and uncertainties. These statements include Intersect ENT’s ability to provide solutions to improve surgical outcomes and Intersect ENT’s ability to expand the use of its current products and advance its pipeline. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties which are described in the company’s filings on Form 10-K, Form 10-Q and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov). Intersect ENT does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

XENT-F

Intersect ENT, Inc.

Jeri Hilleman, 650-641-2105

ir@intersectENT.com

Intersect ENT, Inc.

Condensed Statements of Operations

(in thousands, except percentages and per share data)

(unaudited)

	Three Months Ended December 31,		Fiscal Years Ended December 31,
	2015	2014	2015	2014
Revenue	$18,791	$13,425	$61,593	$38,587
Cost of sales	3,715	2,967	12,288	10,223

Gross profit	15,076	10,458	49,305	28,364
Gross margin	80%	78%	80%	74%

Operating expenses:
Selling, general and administrative	16,480	11,495	59,637	36,111
Research and development	4,445	2,619	16,608	10,331

Total operating expenses	20,925	14,114	76,245	46,442

Loss from operations	(5,849)	(3,656)	(26,940)	(18,078)
Interest and other income (expense), net	104	(30)	306	(284)

Net loss	$(5,745)	$(3,686)	$(26,634)	$(18,362)

Net loss per share, basic and diluted	$(0.20)	$(0.16)	$(1.02)	$(1.61)

Weighted average common shares used to compute net loss per share, basic and diluted	28,084	23,375	26,159	11,384

Intersect ENT, Inc.

Condensed Balance Sheets

(in thousands)

(unaudited)

	December 31,
	2015	2014
Assets
Current assets:
Cash, cash equivalents and short-term investments	$124,300	$48,443
Accounts receivable, net	11,468	8,337
Inventory	3,949	2,547
Prepaid expenses and other current assets	1,495	951

Total current assets	141,212	60,278
Property and equipment, net	3,183	1,474
Other non-current assets	240	1,201

Total assets	$144,635	$62,953

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,908	$2,128
Accrued compensation	9,588	5,085
Other current liabilities	1,574	898

Total current liabilities	13,070	8,111
Deferred rent	1,334	1,030

Total liabilities	14,404	9,141
Total stockholders’ equity	130,231	53,812

Total liabilities and stockholders’ equity	$144,635	$62,953